Exhibit 10.1

AMENDED AGREEMENT

BETWEEN

CHRISTOPHER & BANKS CORPORATION

AND

JOEL N. WALLER

THIS AMENDED AGREEMENT is to be effective as of the date it is fully executed (the “Effective Date”), by and between Christopher & Banks Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), and Joel N. Waller (“Executive”) and amends and restates in its entirety the Agreement entered into effective January 3, 2012 between Corporation and Executive and previously amended effective February 29, 2012.

PREAMBLE

Based upon the mutual promises contained in this Agreement and other consideration, Corporation and Executive have agreed to execute this Agreement containing the following terms and conditions:

ARTICLE 1

EMPLOYMENT

1.1                           Commencing as of February 17, 2012, the Corporation has employed Executive, and Executive has agreed to be employed by the Corporation, as its President and Chief Executive Officer.  The parties hereto initially agreed that Executive’s term in such roles would end on December 13, 2012.  For good and valuable consideration, as described below, the parties have agreed that, in the event that a successor to Executive has not commenced employment as the Corporation’s President and Chief Executive Officer on or before December 13, 2012, Executive will continue to perform those roles until the earlier to occur of:  (i) the date his successor so commences employment, and (ii) March 31, 2013.

1.2                           Executive agrees to perform such duties as are customarily incident to the positions of President and Chief Executive Officer and such other duties which may be assigned to Executive from time to time by the Board of Directors of Corporation.

1.3                           Furthermore, the parties hereto agree that, during the term of this Agreement, but only from and after the date that he is no longer serving as President and Chief Executive Officer of the Corporation, Executive may perform consulting services on behalf of the Corporation.

ARTICLE 2

TERM

2.1                                 This Agreement shall terminate on June 30, 2013, unless terminated earlier as provided in Section 7.5.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1                           Effective February 17, 2012, the Corporation agrees to pay Executive during his employment an annualized salary of $500,000, less required and authorized deductions and withholdings. If Executive is continuing to serve as the Corporation’s President and Chief Executive Officer on and after December 14, 2012 the Compensation Committee (the “Committee”) of the Company’s Board of Directors shall review and adjust Executive’s annualized salary based upon competitive market data, including that relating to chief executive officer compensation among the Committee’s comparator peer group, effective as of December 14, 2012.

3.2                           Effective December 14, 2011, Corporation granted to Executive, subject to and in accordance with equity award agreements entered into between Executive and Corporation, 100,000 shares of its Common Stock as a time-based restricted stock grant and a non-qualified stock option to acquire 150,000 shares of Common Stock with an exercise price equal to the closing price on the New York Stock Exchange as of December 14, 2011.  Assuming the time-based restrictions lapse in accordance with the terms of the award under which they were issued, the time-based restricted stock referred to in this Section 3.2 shall be issued to Executive effective as of December 14, 2012.

3.3                           Effective March 29, 2012, Corporation granted to Executive a time-based restricted stock grant of 50,000 shares evidenced by an agreement between Executive and Corporation and based on the form of agreement previously entered into by Executive and Corporation effective December 14, 2011.  Assuming the time-based restrictions lapse in accordance with the terms of the award under which they were issued, the time-based restricted stock referred to in this Section 3.3 shall be issued to Executive effective as of December 14, 2012.

3.4                           Subject to the terms and conditions of such plans and programs, Executive shall be entitled to participate in the employee benefit plans and programs generally applicable to senior executives of the Corporation.  Notwithstanding the change of employment status described in Section 4.2 and the provisions of Section 5.3, the Corporation shall pay the employer’s portion of any health, dental, life and disability program premiums, or the cash equivalent thereof, in the event the benefit cannot be continued due to the change in Executive’s change of employment status, to the extent Executive is participating in such programs, during the time Executive is serving as a consultant rather than as an employee of the Corporation up to and including June 30, 2013.

3.5                           In consideration for Executive’s willingness and agreement to continue in the roles of President and Chief Executive Officer of the Corporation beyond December 13, 2012, if it shall become necessary to do so, Executive shall be paid a one-time cash bonus of $150,000 (less applicable withholdings) on the date hereof (whether or not Executive is employed by the Company at any time after December 13, 2012).

ARTICLE 4

DUTIES

4.1                           Subject to the terms of Section 4.2, Executive agrees to devote Executive’s full time and effort, to the best of Executive’s ability, to carry out the duties of President and Chief Executive Officer for the profit, benefit and advantage of the Corporation and Executive shall report directly to the Board of Directors of Corporation in his capacity as President and Chief Executive Officer.

4.2                                 Each of the Company and Executive understands and agrees that, on and after the date on which his successor as President and Chief Executive Officer of the Corporation begins his or her service with the Corporation in those positions (the “New CEO Start Date”), Executive shall be deemed to have been terminated without Cause from those positions (and all other employment positions that he may then hold with the Company).  Effective as of the New CEO Start Date, the Company and Executive hereby acknowledge and agree that Executive’s relationship with the Company shall automatically convert from that of an employee and officer of the Company to that of a consultant to the Company, as more fully described below.  Each of the preceding sentences is subject to the qualification that the Corporation shall not have delivered to Executive a termination notice for Cause hereunder prior to the New CEO Start Date.  Executive’s compensation as a consultant shall be $30,000 per month (without any withholding or other deductions applicable to employees), prorated for any partial month; provided, however, that, for any period prior to December 13, 2012 during which Executive is serving as a consultant rather than as an employee, he shall be paid consulting fees at the rate of $500,000 annually (without any withholding or other deductions applicable to employees).  All of the payments pursuant to this Section 4.2 shall be paid at the time of the Company’s normal payroll periods for corporate office employees.

4.3                                 If and when Executive’s relationship to the Company is automatically converted to a consultant role pursuant to Section 4.2, Executive agrees that he will make himself reasonably available to perform the following, together with such other roles and responsibilities as are agreed to by the Executive and the Corporation’s then President and Chief Executive Officer:

a.                                       assistance as requested with the transition of the individual elected to serve as Executive’s successor in the role of President and Chief Executive Officer including, but not limited to, a review and assessment of the Company’s current and past merchandising, marketing and sourcing strategies; customer demographics; investor and vendor relationships; current operating systems; and management capabilities;

b.                                      periodic meetings or telephone conversations with the new President and Chief Executive Officer to review or discuss matters relating to the business of the Company, including, without limitation, the competitive environment, potential promotions or marketing strategies, store shopping experience, new trends, merchandise and sourcing, and the Company’s store concepts and e-commerce operations;

c.                                       special projects as agreed to by Executive and by the Corporation’s new President and Chief Executive Officer; and

d.                                      as provided in Section 5.1 below.

ARTICLE 5

COOPERATION

5.1                           During the term of the Agreement and for one (1) year thereafter, Executive agrees to cooperate fully with the Company, including its attorneys and accountants, in connection with any potential or actual litigation, other real or potential disputes, internal investigations or government investigations, which directly or indirectly involve the Company.  Executive agrees to appear as a witness voluntarily upon the Company’s request regardless of whether served with a subpoena and be available to attend depositions, court proceedings, consultations or meetings regarding investigations, litigation or potential litigation as requested by the Company.  With respect to the Executive’s cooperation obligations under this provision, for the one (1) year period following the termination of this Agreement, the Company acknowledges that these cooperation obligations, if exercised, will impose on Executive’s time and could likely interfere with other commitments Executive may have in the future.  Consequently, the Company shall attempt to schedule such depositions, court proceedings, consultations or meetings in coordination with Executive’s schedule and to allow Executive to participate telephonically as appropriate, but Executive recognizes that scheduling of certain court proceedings, including depositions and trials, may be beyond the Company’s control and that for some matters or proceedings Executive’s physical presence may be required.

5.2                           Following the termination of this Agreement, the Corporation agrees to reimburse Executive for his time incurred under this Article 5 at a rate of $195.00 per hour for actual time spent preparing for and attending such depositions, consultations or meetings as contemplated by Section 5.1.  The Corporation also agrees to reimburse Executive for the out-of-pocket expenditures actually and reasonably incurred by Executive in connection with the performance of services contemplated by Section 5.1, including hotel accommodations, coach airfare, transportation and meals consistent with the Corporation’s generally applicable expense reimbursement policies at such time.

5.3                           It is expressly understood by the parties that (i) any services Executive may provide to Company after termination of his employment (including any services provided as a consultant) shall not be as an employee and Executive’s provision of such services shall not create or constitute an employment relationship between Executive and the Company, (ii) any payments to Executive pursuant to Section 4.2 or Section 5.2 are not wages and instead shall be reflected on a federal 1099 tax form, and (iii) the payment or reimbursement of expenses by the Corporation to Executive under this Article 5 or in connection with providing consulting services under Sections 4.2 and 4.3 shall be in exchange for Executive’s time and/or reimbursement for expenses actually incurred and are not intended or understood to be dependent upon the character or content of any information Executive discloses in good faith in any such proceedings, meetings or consultations.

ARTICLE 6

DEFINITIONS

6.1                           “Cause” shall mean (i) any fraud, misappropriation or embezzlement by Executive in connection with or affecting the business of the Company or its affiliates, (ii) any conviction of (including any plea of guilty or no contest to) a felony or a gross misdemeanor by Executive, (iii) any gross neglect or persistent neglect by Executive to perform the duties assigned to Executive or any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company, (iv) any material breach of Sections  4.1, 4.3 or 5.1, or Articles 7 or 8 of this Agreement, or (v) any material violation of the Company’s written policies, procedures or Code of Conduct; provided further that in connection with clauses (iii) — (v), Executive shall first have received a written notice from the Chair of the Corporation’s Board of Directors or from its Board of Directors that summarizes and reasonably describes the manner in which Executive has persistently neglected his duties, engaged in an act reasonably expected to cause substantial harm, materially breached Sections 4.1, 4.3 or 5.1, or Articles 7 or 8 of the Agreement, or materially violated, to the extent applicable, a Company policy, procedure or the Code of Conduct (the “Event”).  To the extent the Event is capable of being cured, Executive shall have fourteen (14) calendar days from the date notice of the Event is delivered to Executive (via electronic mail, regular mail, in person or otherwise) to cure the same.  The Corporation is not required to give written notice of, nor shall Executive have a period to cure the same or any similar failure, which was the subject of an earlier written notice to Executive under this Section 6.1.

6.2                           “Company” shall mean the Corporation and/or its majority-owned and wholly-owned subsidiaries.

6.3                           “Confidential Information” means any information that is not generally known outside the Company, including but not limited to trade secrets, and that is proprietary to the Company, relating to any phase of the Company’s existing or reasonably foreseeable business, including information conceived, discovered or developed by Executive.  Confidential Information includes, but is not limited to, business plans; strategic plans and initiatives; financial information, statements and projections; new store plans or locations; payroll and personnel records and information; marketing information, materials and plans; product designs; supplier information; customer information; customer lists; project lists; information relating to pricing and costs; or other information that is designated by the Company as “Confidential” or other similar designation or is treated by the Company as Confidential.

6.4                           (a)  A “Prohibited Company” means any of the following women’s specialty apparel companies:  Ann, Inc.; Ascena Retail Group, Inc.; The Cato Corporation; Charming Shoppes, Inc.; Chicos FAS, Inc.; Coldwater Creek Inc.; New York & Company, Inc.; and The Talbots, Inc.  (b) “Prohibited Company” shall also include:  (i) all divisions, subsidiaries, affiliates and successors in interest of the stores or legal entities identified in Section 6.4(a); and (ii) any person, business, or entity where a substantial portion of Executive’s duties involve providing advice, consultation, products or services to any of the entities or their affiliates identified in this Section 6.4(a) or (b) (i).

ARTICLE 7

NONCOMPETITION, NONSOLICITATION, NONDISPARAGEMENT AND PERMITTED ACTIVITIES

7.1                           During the term of this Agreement, (i) Executive shall not plan, organize or engage in any business competitive with the Company or any product or service marketed or planned for marketing by the Company or assist or work with any other person or entity to do so; (ii) Executive shall not, without the prior written permission of the Corporation’s Board of Directors, (x) directly or indirectly engage in activities with a Prohibited Company or (y) own (whether as a shareholder, partner or otherwise, other than as a 3% or less shareholder of a publicly held company) any interest in a Prohibited Company, or (z) be connected as an officer, director, advisor, consultant, agent or employee or participate in the management of any Prohibited Company.  For purposes of this Section 7.1, G-III Apparel Group, Ltd. and all of its divisions, subsidiaries, affiliates and successors in interest shall be considered a Prohibited Company.  Following the termination of the Agreement, Executive may be employed by or consult with any Prohibited Company.

7.2                                 During the term of this Agreement and for a period of one (1) year after termination of this Agreement for any reason, under any circumstance, by either party, whether voluntary or involuntary, Executive shall not solicit, entice, encourage, or induce (or attempt to do so, directly or indirectly), any employee of the Company to leave or terminate his or her employment with the Company or to establish a relationship with a Prohibited Company.  This Section 7.2 shall apply to the then-current employees of the Company and any individual who was employed by the Company at any time in the forty-five (45) day period immediately prior to Executive’s last day of service with the Company as an employee or consultant.

7.3                                 During the term of this Agreement, Executive shall not solicit, entice, encourage, or induce (or attempt to do so, directly or indirectly) any employee of G-III Apparel Group, Ltd. or its subsidiaries or affiliates (“G-III”) to leave or terminate his or her employment with G-III in order to become employed by or serve as an independent contractor or consultant to the Company.  This Section 7.3 shall apply to the then-current employees of G-III.

7.4                                 During the term of this Agreement and for a period of one (1) year after termination of this Agreement for any reason, under any circumstance, by either party, whether voluntary or involuntary, Executive shall not solicit, engage, or induce (or attempt to do so, directly or indirectly) any vendor, supplier, sales agent or buying agent of the Company to commence work on behalf of, or to establish a relationship with, a Prohibited Company or to sever or materially alter his/her/its relationship with the Company.  The post-termination obligations of this Section 7.4 shall apply to the vendors, suppliers, sales agents and buying agents of the Company as of the date of Executive’s termination and at any time in the six-month period immediately prior to Executive’s termination date.

7.5                                 If Executive’s employment is involuntarily terminated by the Corporation other than for Cause prior to December 13, 2012, the Corporation shall pay through December 13, 2012 the remaining portion of Executive’s annualized salary, paid according to the Corporation’s normal payroll schedule and subject to applicable withholdings, deductions, and tax reporting requirements.  From and after such involuntary termination, the Corporation shall pay the

Executive $30,000 per calendar month for consultant services pursuant to Section 4.2, prorated for any partial month, and paid through June 30, 2013.  If Executive’s employment is involuntarily terminated by the Corporation other than for Cause after December 13, 2012, but before June 30, 2013, pursuant to Section 4.2, then, effective the day following the employment termination, the Corporation shall begin to pay Executive at the rate of $30,000 per calendar month for consulting services pursuant to Section 4.2, prorated for any partial month, to be paid through June 30, 2013.

7.6                                 Executive promises and agrees not to disparage the Company and the Company’s officers, directors, employees, products or services.

7.7                                 On and after the date that Executive’s relationship with the Company converts to that of a consultant, Executive may, consistent with his other obligations under this Agreement, perform services on behalf of (a) any junior clothing retailer, i.e., a clothing company such as The Wet Seal, Inc., dELiA*s, Inc., Pacific Sunwear of California, Inc. (PacSun) or Charlotte Russe, Inc. that targets primarily teenagers and young adults, or (b) any women’s specialty apparel company not listed as a Prohibited Company.

ARTICLE 8

CONFIDENTIAL AND PROPRIETARY INFORMATION, IDEAS, AND PROPERTY

8.1                           Executive promises and agrees to take reasonable measures to maintain and preserve the confidentiality of the Confidential Information.

8.2                           Executive promises and agrees not to use or disclose Confidential Information except in the course of performing Executive’s duties as an employee or consultant solely for the benefit of, and on behalf of, the Company.

8.3                           Executive promises and agrees not to use, discuss, disclose, divulge, or make available in any way, whether directly or indirectly, Confidential Information to any person or entity not authorized by the Company to receive or use it.

8.4                           Employee acknowledges and agrees that all documents, electronic data or files, or other tangible property relating in any way to the business of the Company, including those which are conceived by Executive or come into Executive’s possession during the term of this Agreement, are and shall remain the exclusive property of the Company, and Executive agrees to return all such documents, electronic data and files, and tangible property to the Company upon termination of Executive’s employment or at such earlier time as the Company may request of Executive, and Executive further promises and agrees not retain any copies, summaries, or abstracts thereof.

8.5                           The obligations of this section shall continue after the termination of Executive’s employment and shall be binding on Executive’s assigns, executors, administrators, or other legal representatives.

ARTICLE 9

JUDICIAL CONSTRUCTION

9.1                           Executive believes and acknowledges that the provisions contained in this Agreement, including without limitation the provisions contained in Section 5.1 and Articles 7, and 8 of this Agreement, are fair and reasonable and necessary to protect the Company’s legitimate interests.  Nonetheless, it is agreed that if a court finds any of these provisions to be invalid in whole or in part, such finding shall not invalidate any such provision, nor the Agreement, in its entirety, but rather the provision in question shall be construed, blue-lined, reformed, rewritten, and/or equitably modified by the court as if the most restrictive covenants permissible under applicable law were contained herein.

ARTICLE 10

RIGHT TO INJUNCTIVE RELIEF

10.1                     Executive acknowledges that a breach or threatened breach by Executive of any of the terms of Section 5.1 or Articles 7 or 8 of this Agreement will render irreparable harm to the Corporation or its related entities.  Accordingly, the Corporation shall therefore be entitled to any and all equitable relief, including, but not limited to, temporary and permanent injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties, and to recover from Executive all costs of litigation including, but not limited to, attorneys’ fees and court costs incurred in enforcing the provisions of Articles 5, 7 and 8.

10.2                     Executive acknowledges and agrees that, in the event a court determines that a bond is necessary in connection with any grant to the Corporation of injunctive relief, then a fair and reasonable amount for any such bond would be $5,000.

ARTICLE 11

ASSIGNMENT

11.1                     Executive consents to and the Corporation shall have the right to assign this Agreement to its successors or assigns.  Additionally, Executive consents to and the Corporation shall have the right to assign this Agreement to any subsidiary.  All covenants or agreements hereunder shall inure to the benefit of and be enforceable by Corporation’s successors or assigns.

11.2                     For purposes of Section 11.1 and the possible assignment of this Agreement, the terms “successors” and “assigns” shall include any corporation which buys all or substantially all of the Corporation’s assets, or a controlling portion of its stock, or with which it merges or consolidates.

11.3                     Executive’s rights under this Agreement are personal to Executive and may not be assigned except with the written consent of the Corporation’s Board of Directors.

ARTICLE 12

FAILURE TO DEMAND PERFORMANCE AND WAIVER

12.1                     The Corporation’s failure at any time to demand strict performance or compliance by Executive either during or after Executive’s employment with any part of this Agreement shall not be deemed to be a waiver of the Corporation’s rights under this Agreement or by operation of law.  The Corporation’s rights under this Agreement can only be waived expressly, in writing by the Corporation’s Board of Directors.  Any express waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

ARTICLE 13

ENTIRE AGREEMENT

13.1                     The Corporation and Executive agree that no modifications of this Agreement may be made except by means of a written agreement or memorandum signed by both parties and also acknowledge that this Agreement contains the full and complete agreement between and among them, that there are no oral or implied agreements or other modifications relating to the same subject matter.

ARTICLE 14

GOVERNING LAW

14.1                     The parties acknowledge that the Corporation’s principal place of business is located in the State of Minnesota.  The parties hereby agree that this Agreement shall be construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

14.2                     Executive and the Company agree to submit to the exclusive jurisdiction of, and venue in, the courts of the State of Minnesota, County of Hennepin, or of the Federal District Court of Minnesota with respect to any dispute that may arise between them.

ARTICLE 15

SURVIVAL

15.1                     The parties agree that Articles 5, 7 and 8 of this Agreement, and those provisions necessary for the enforcement of Articles 5, 7 and 8 of this Agreement, shall survive termination of this Agreement and/or termination of Executive’s employment for any reason.

ARTICLE 16

UNDERSTANDINGS

16.1                     Executive hereby acknowledges that (i) this Agreement constitutes good and valuable consideration in exchange for the obligations and agreements undertaken by Executive by this Agreement, including, without limitation, the provisions contained in Articles 7 and 8 of this Agreement and (ii) that Executive has carefully considered the obligations, restrictions, and undertakings contained in this Agreement and, having had the opportunity to confer with counsel of Executive’s own choosing, has determined that they are reasonable.

16.2                     By signing below, Executive authorizes the Corporation to notify third parties (including, but not limited to, Executive’s actual or potential future employers) of Articles 7 and 8 of this Agreement, and those provisions necessary for the enforcement of Articles 7 and 8 of this Agreement, and Executive’s responsibilities hereunder.

16.3                     Executive represents and warrants to the Corporation that Executive is not under, or currently bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by Executive of Executive’s obligations hereunder.

16.4                     If Executive possesses any information that Executive knows or should know is considered by any third party to be the confidential, trade secret, or otherwise proprietary information of such third party, Executive shall not disclose such information to the Company or use such information during the term of this Agreement or in any other way to benefit the Company.

ARTICLE 17

LEGAL EXPENSES

17.1                           The Corporation shall reimburse Executive for legal expenses incurred by Executive in connection with the negotiation of this Amended Agreement up to a maximum amount of Five Thousand and no/100 Dollars ($5,000.00).  Such reimbursement shall be paid to Executive on the next regular payroll date following receipt by the Corporation of appropriate documentation of such expenses.

IN WITNESS WHEREOF, the Corporation has hereunto signed its name and Executive hereunder has signed Executive’s name, all as of the day and year written below.

CHRISTOPHER & BANKS CORPORATION

Date:	October 2, 2012	By:	/s/ Paul L. Snyder
Paul L. Snyder
Witness:	/s/ Luke Komarek
		Its:	Chair of the Board of Director

JOEL N. WALLER

Date:	October 2, 2012	/s/ Joel N. Waller

Witness:	/s/ Sandra Miller